UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No. )

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☒            Soliciting Material under §240.14a-12

AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Akorn, Inc. began sending the following communication to employees on June 29, 2017.

Planning our Future
Fresenius Kabi and Akorn Begin Integration Planning

June 29, 2017 -- Earlier this month, leaders from Akorn and Fresenius Kabi met to kick off the planning phase for Akorn to become part of Fresenius Kabi by early 2018.  This is an important first step as we wait for regulators to complete their review and for the Akorn shareholder vote on July 19, 2017.

Fresenius Kabi has hired The Boston Consulting Group (BCG), a highly regarded firm that specializes in company integrations, to help assure our future integration is as smooth as possible for employees, customers and business partners.

Together, we have formed integration teams co-led by leaders from Akorn and Fresenius Kabi. The teams have begun to draft plans and create a collective vision for the future combined organization. Their planning will cover all areas of the business, from how the combined businesses will be organized, to how best to handle sales, marketing, distribution, R&D, manufacturing, finance and more. While the teams are permitted to make plans, implementation will not occur until the transaction closes.

Akorn and Fresenius Kabi are complementary companies.  Together, we expect to be able to offer employees more career opportunities and customers a broader portfolio of medicines in more settings of care in the United States and around the world.

We still expect the transaction to close by early next year, though we will be prepared to close should regulators approve the transaction earlier.  As a reminder, until the transaction closes, Akorn and Fresenius Kabi must continue to operate solely as independent companies.

As important as all our future decisions are, what is equally important is how we will go about planning our future together.  That’s why one of the first things both companies agreed on was a set of guiding principles, and these include:

●	Using values – especially collaboration and customer focus – as our guide for working together;
●	Understanding and honoring our company cultures;
●	Integrating Akorn into the Fresenius Kabi division/region structure with the goal of optimizing our combined strengths and abilities to serve customers;
●	Encouraging retention. An exodus of talent only helps the competition. Fresenius Kabi values experience, especially in new customer/product segments;
●	Taking time to learn each other’s resources, capabilities and expertise, forming teams to consider best practices, processes and ideas;
●	At the same time, moving quickly and communicating frequently and openly;
●	Being respectful and working together, demonstrating fair treatment, minimizing disruption and putting the customer first in decision-making.
We are committed to keeping you informed of our progress and we expect to establish regular communications on the integration later this summer when there is more to communicate.  In the meantime, feel free to talk to your senior leaders or HR representatives.  You can also submit questions to [      ].

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn has filed relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s definitive proxy statement. Akorn filed its definitive proxy statement with the SEC on June 15, 2017 and mailed it to holders of Akorn common shares beginning on June 19, 2017. Shareholders of Akorn are urged to read all relevant documents filed or to be filed with the SEC, including Akorn’s definitive proxy statement, because they contain or will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the proxy statement and other documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation
Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction.  Information about Akorn’s directors and executive officers is set forth in Akorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017, and the definitive proxy statement relating to the proposed transaction, which was filed with the SEC on June 15, 2017. Information concerning the interests of Akorn’s participants in the solicitation, which may, in some cases, be different than those of Akorn’s shareholders generally, is set forth in the materials filed by Akorn with the SEC, including the definitive proxy statement.